                                                                    Exhibit (15)






To Consumers Energy Company:

         We are aware that Consumers Energy Company has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1999 and its Form 10-Q for the quarter ended June 30, 1999, which include our reports dated May 11, 1999 and August 12, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


/s/ Arthur Andersen LLC

Detroit, Michigan,
   October 15, 1999.